Exhibit 2.3
                                                                     -----------

                               Hold Back Agreement


      This Hold Back Agreement, dated as of December 22, 2003, is between Devon Energy Production Company, L.P. ("Seller") and Quest Cherokee, LLC ("Buyer"), successor in interest to all of Quest Resource Corporation's right, title, and interest in and to the Agreement (hereafter defined), regarding the "hold back" of a portion of the Sale Price under, and as defined in, that certain Purchase and Sale Agreement dated December 10, 2003 (the "Agreement") by and among Seller, Quest Resource Corporation and Tall Grass Gas Services, L.L.C. Capitalized terms used but not otherwise defined herein shall have the meanings assigned such terms in the Agreement.

      1. Seller has solicited the necessary consents to assign required under Paragraph 11 of the Agreement, but has not received all such consents with regard to certain Leases and Contracts as of Closing. The Leases and Contracts for which such consents have not been obtained (each being a "Consent Lease" and, collectively, the "Consent Leases") are listed in the attachment hereto, together with their respective Allocated Values (which values have been tabulated on "Exhibit A-2" to the Agreement). Buyer and Seller agree that, notwithstanding the condition in Paragraph 16(d) of the Agreement, Seller shall assign all Consent Leases to Buyer at Closing by delivering (at the request, and with the authorization, of Buyer) to Bank One, NA, solely in its capacity as Collateral Agent (in such capacity, "Collateral Agent") for the Lenders under and as defined in that certain Collateral Agency and Intercreditor Agreement, dated of even date herewith, by and among such Lenders, Collateral Agent, Buyer, Revolver Agent (as hereinafter defined) and other parties thereto (the "Collateral Agency Agreement"), an executed and acknowledged Deed, Assignment and Bill of Sale, dated effective as the Closing Date (the "Holdback Assignment"), covering all the Consent Leases, which assignment shall not be recorded in the relevant county(ies) except as hereinafter provided.

      2. Seller agrees to continue to pursue execution of consents for Consent Leases with all due diligence, in good faith, and at its sole cost and expense, and to deliver such obtained consents as soon as reasonably practicable.

      3. Seller may, from time to time on or prior to 120 days after the Closing Date, submit a request for payment with respect to one or more Consent Leases for which all necessary consents to assign have been obtained thereunder (a "Funding Request"). Seller shall submit each Funding Request to Buyer, with a copy to Collateral Agent and Revolver Agent (as defined in the Collateral Agency Agreement and herein so called), by notice given as set forth below, which notice shall include (a) copies of all relevant executed consents, (b) a statement specifying the Allocated Value of each applicable Consent Lease which is the subject of such request, together with an aggregate total thereof (the "Funding Request Amount"), (c) wire transfer or other instructions for payment of the Funding Request Amount, and (d) with respect to the copy of the Funding Request provided to Collateral Agent, two (2) counterpart originals of a valid and fully


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executed and acknowledged  Holdback  Assignment covering such Consent Leases and all wells situated thereon (a "Follow-up Assignment"). As soon as reasonably practicable following notice of a Funding Request, Buyer shall (i) review the consent(s) transmitted by Seller, (ii) verify that the consents are complete and in form and substance reasonably acceptable to it, (iii) confirm that the Funding Request Amount is correct, and (iv) provide notice (a "Payment Direction Notice") to Collateral Agent and Revolver Agent containing all information, including, without limitation, any required certificates and borrowing requests, necessary to cause the funding of the Funding Request Amount and directing Revolver Agent to pay the Funding Request Amount directly to Seller in accordance with the instructions set forth in the Funding Request. Provided Buyer, at the time of any payment hereunder, has satisfied all conditions to a Borrowing (as defined in the Revolving Credit Agreement (as defined in the Collateral Agency Agreement)) in the amount of the Funding Request Amount, Revolver Agent shall, within 5 business days following it's receipt of the
Payment   Direction   Notice,   cause  such   payment  to  be  made  to  Seller.
Notwithstanding the foregoing, if Buyer shall reasonably object to any such Funding Request, or receive notice from Collateral Agent or Revolver Agent of any such objection, Buyer shall promptly notify Seller of such objection and Buyer and Seller shall attempt to resolve such dispute as soon as reasonably practical, acting diligently and in good faith. In no event shall Seller submit a Funding Request if the Funding Request Amount is less than $5,000,000; provided, that the final Funding Request submitted by Seller may be in a lesser amount.

      4. Buyer may at any time on or prior to 130 days after the Closing Date waive the consent requirement as to any Consent Lease and, provided Seller is reasonably satisfied with Buyer's method of funding to Seller of the Allocated Value for such Consent Lease(s), Buyer shall notify Collateral Agent in writing of such waiver, and shall instruct Collateral Agent to (a) revise Exhibit A to the Holdback Assignment to include only those Consent Leases subject to such waiver and (b) either deliver the revised Holdback Assignment to Buyer or record same in the appropriate real property records, each of which actions are hereby authorized by Seller. If Buyer shall fail to so waive required consents, or Seller is not so satisfied, Buyer shall instruct Collateral Agent to return the Holdback Assignment to Seller; provided that such action shall not vest in Seller title to any Consent Lease that is the subject of a prior Follow-up Assignment. Buyer and Seller acknowledge that Funding Request Amounts may not be available with respect to any of the hold back based upon leases or agreements for which (i) consent requirements were waived by Buyer, or (ii) evidence of obtained consents was delivered to Collateral Agent and Revolver Agent after May 1, 2004.

      5. All notices, requests and other communications to Buyer, Seller, Collateral Agent or Revolver Agent shall be in writing (including, without limitation, telecopy or similar writing) and shall be given to the recipient thereof at its address or telecopier number set forth below. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified below and the appropriate answerback is received or receipt is otherwise confirmed, (b) if given by mail, three (3) business days after deposit in the mails with first class postage prepaid, addressed as aforesaid, or (c) if given by any other means, when delivered at the address specified below; provided, that, Buyer and Seller acknowledge that all notices, requests and other communications to Collateral Agent or Revolver Agent shall not be effective until received. A party's notice information set forth below may be changed at any time by such party by notice given to the other parties as herein provided.

BUYER:
------

Quest Cherokee, LLC
5901 N. Western
Suite 200
Oklahoma City, Oklahoma  73118
Attn:  Jerry D. Cash
Tel. No. (405) 840-9894
Fax No. (405) 840-9897

SELLER:
-------

Devon Energy Production Company, L.P.
20 North Broadway
Suite 1500
Oklahoma City, Oklahoma  73102
Attn:  Tony Vaughn
Tel. No. (405) 552-8145
Fax No. (405) 552-4551

COLLATERAL AGENT AND REVOLVER AGENT:
-----------------------------------

Bank One, NA,
in its capacity as Collateral Agent (or, as applicable, Revolver Agent) 1717 Main Street
4th Floor
Mail Code TX1-2448
Dallas, Texas 75201
Attn:  J. Scott Fowler
Tel. No. (214) 290-2162
Fax No. (214) 290-2332

                           [Signature Pages to Follow]

Agreed and  accepted  this 22nd day of December, 2003.


Devon Energy Production Company, L.P.   Quest Cherokee, LLC

By:   /s/ D.D. DeCarlo,                 By:    /s/ Jerry Cash
      -------------------               Name:  Jerry D. Cash
      its general partner               Title: Manager


      By:    Don D. DeCarlo
      Name:
      Title: Vice President


                                [Signature Page]

Acknowledged as of this 22nd day of December, 2003.

Bank One, NA, solely in its
capacity as Collateral Agent and
Revolver Agent

By:   /s/ J. Scott Fowler
      -------------------------
      J. Scott Fowler,
      Director, Capital Markets



                                [Signature Page]